Exhibit 10.32

AMENDMENT NO. 1

TO

COMMON STOCK PURCHASE WARRANT

OSR HOLDINGS, INC.

This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT (this “Amendment”), effective as of June 30, 2025, amends that certain COMMON STOCK PURCHASE WARRANT, dated May 6, 2025 (the “Warrant”), issued by OSR HOLDINGS, INC. (the “Company”) to WHITE LION CAPITAL, LLC, DBA WHITE LION GBM INNOVATION FUND (the “Holder”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Warrant.

1. Amendment to Section 3(f). Section 3(f) (Failure to Approve Issuances) of the Warrant is hereby deleted in its entirety and replaced with the following:

“(f) Meeting for Stockholder Approval. The Company shall take all actions necessary, including, without limitation, the filing of all necessary proxy materials (collectively, “Necessary Actions”), to convene a meeting of its stockholders prior to September 19, 2025 for the purpose of obtaining Stockholder Approval. For purposes of this Warrant, “Stockholder Approval” means the affirmative vote of the holders of a majority of the Company’s outstanding voting Common Stock present in person or represented by proxy at such meeting, authorizing:

(i)	the transactions contemplated by this Warrant;

(ii)	the transactions contemplated by all other agreements, convertible promissory notes, and instruments entered into between the Company and the Buyer;

(iii)	the issuance of all Securities, and the issuance of any and all other securities issued by the Company to the Buyer, in excess of the 19.99% limit imposed by Nasdaq Rule 5635 (the “Exchange Cap,” as defined in the Common Stock Purchase Agreement dated February 25, 2025, by and between the Company and the Buyer (the “ELOC Agreement”)); and

(iv)	any related matters in accordance with the ELOC Agreement, applicable law, and the Company’s governing documents.

Failure by the Company to take the Necessary Actions shall constitute a material breach and default under this Warrant and the Exercise Price shall be immediately adjusted to $0.01 at the sole election of the Holder. For the avoidance of doubt, provided the Company has taken the Necessary Actions, failure to obtain Stockholder Approval shall not constitute breach or default under this Agreement nor carry any penalty.”

2. Representations and Warranties. Each of the Holder and the Company represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary entity action and that the officers executing this Amendment on its behalf were similarly authorized and empowered and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound.

3.	Miscellaneous.

(a)	Except as modified by this Amendment, the Warrant continues in full force and effect in accordance with its terms.

(b)	This Amendment may be executed in any number of counterparts and by electronic transmission (which shall bind the parties hereto), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above indicated.

OSR HOLDINGS, INC.

By:	/s/ Kuk Hyoun Hwang
Name:	Kuk Hyoun Hwang
Title:	Chief Executive Officer

Acknowledged and accepted by the Buyer:

WHITE LION CAPITAL, LLC,

DBA WHITE LION GBM INNOVATION FUND

By:	/s/ Yash Thukral
Name:	Yash Thukral
Title:	Managing Director